As filed with the Securities and Exchange Commission on November 2, 2015

Registration No. 333-179521

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 10
to
Form S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Moody National REIT I, Inc.
(Exact name of registrant as specified in its governing instruments)
6363 Woodway Drive, Suite 110
Houston, Texas 77057
(713) 977-7500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Brett C. Moody
6363 Woodway Drive, Suite 110
Houston, Texas 77057
(713) 977-7500
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies to:
Mary E. Smith	Rosemarie A. Thurston
Moody National REIT Sponsor, LLC	Gustav F. Bahn
6363 Woodway Drive,	Alston & Bird LLP
Suite 110	1201 West Peachtree Street
Houston, Texas 77057	Atlanta, Georgia 30309
(713) 977-7500	(404) 881-7000

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

This Post-Effective Amendment No. 10 to the Registration Statement on Form S-11 (Registration No. 333-179521) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Moody National REIT I, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-179521) declared effective October 12, 2012 (the “Registration Statement”), the Company is filing this Post-Effective Amendment No. 10 to the Registration Statement to deregister all shares of its common stock that remain unsold under the Registration Statement. Pursuant to the Registration Statement, the Company registered a total of 100,526,316 shares of common stock for sale, comprised of 90,000,000 shares to be offered in the Company’s primary public offering and 10,526,316 shares to be offered pursuant to the Company’s distribution reinvestment plan (the “DRIP”).

Effective February 20, 2015, the Company terminated the offer and sale of shares of its common stock to the public in the primary public offering pursuant to the Registration Statement, but continued to sell shares under the DRIP pursuant to the Registration Statement. Effective October 12, 2015, as required by the rules promulgated under the Securities Act of 1933, as amended, the Company terminated the offer and sale of shares of common stock under the DRIP.

As of October 30, 2015, the Company had issued a total of 12,961,057.793 shares in its primary public offering and pursuant to the DRIP, and 87,565,258.21 of the 100,526,316 shares of common stock originally registered for sale under the Registration Statement remained unsold.

By filing this Post-Effective Amendment No. 10 to the Registration Statement, the Company hereby deregisters the 87,565,258.21 shares of its common stock that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 2, 2015.

Moody National REIT I, Inc.

By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the following capacities and on November 2, 2015.

Signature	Title

/s/ Brett C. Moody	Chief Executive Officer, President and Chairman of the Board (principal executive officer)
Brett C. Moody

/s/ Robert W. Engel	Treasurer, Chief Financial Officer and Secretary (principal financial officer and principal accounting officer)
Robert W. Engel

/s/ William H. Armstrong	Director
William H. Armstrong

/s/ Charles L. Horn	Director
Charles L. Horn

/s/ John P. Thompson	Director
John P. Thompson